Exhibit 10.1

SEPARATION AGREEMENT AND FULL AND FINAL RELEASE

This Separation Agreement and Full and Final Release (“Agreement”) is entered into between Edward Haft (“Employee”) and SunOpta Inc. (“Company”). This Agreement has been individually-negotiated and is not provided in connection with a termination program.

RECITALS

WHEREAS, Employee has been employed by the Company pursuant to an Employment Agreement, dated as of July 29, 2015, as amended effective as of August 18, 2106 (“Employment Agreement”); and

WHEREAS, Employee received a stock option award by letter agreement dated November 21, 2016 (“Option”); and

WHEREAS, Employee’s employment relationship with the Company is ending effective August 14, 2017, under circumstances that make Employee eligible for compensation as set forth in Section 8(b) of the Employment Agreement, subject to conditions set forth in Section 8(f) of the Employment Agreement; and

WHEREAS, certain of Employee’s obligations under the Employment Agreement, including without limitation Employee’s obligations pursuant to Sections 4, 5, 6, 9, and 10 of the Employment Agreement, continue in effect following termination of Employee’s employment relationship with the Company (“Continuing Obligations”); and

WHEREAS, this Agreement is entered into for purposes of documenting the implementation of Sections 8(b) and 8(f) of the Employment Agreement and providing for the release of claims by Employee as specified therein.

NOW, THEREFORE, for adequate and mutual consideration, the parties agree as follows

AGREEMENT AND RELEASE

1.      Termination of Employment Relationship. Employee and the Company will end their employment relationship on August 14, 2017 (the “Termination Date”). In connection with such termination:

A.

The Company may relieve Employee of all duties and place the Employee on administrative leave prior to the Termination Date by providing written notice. Employee will no longer be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Company after the earlier of being placed on administrative leave or the Termination Date.

B.

The Company will pay Employee a final paycheck including all salary earned through the Termination Date and any earned and unused vacation time. In addition, the Company will reimburse Employee for unreimbursed business expenses properly incurred by Employee in accordance with Company policy through the Termination Date, provided such claims for reimbursement are accompanied by appropriate documentation and are submitted to the Company within 30 days following the Termination Date.

1

C.

Employee acknowledges and agrees that as of the Termination Date he is vested in stock options as set forth below, that the vested options are exercisable following the Termination Date in accordance with the applicable plan, and that he has no other rights to equity or equity based compensation in connection with Employee’s employment or termination of employment.

Grant Name /Plan	Award Type	Grant Date	Exercise Price	Vested and Exercisable
10/09/2015_2013 Plan__5.26_0 - NQ	Options (NQ)	09-Oct-2015	$5.26	989
10/09/2015_2013 Plan_ISO_5.26_0	Options (ISO)	09-Oct-2015	$5.26	19,011
05/24/2016_2013 Plan_-SLT_3.27 - NQ	Options (NQ)	24-May-2016	$3.27	19,049

D.	Employee hereby confirms his resignation from all positions held by Employee as a director, officer or other fiduciary of the Company, including any and all affiliates.

E.

Employee acknowledges (i) receipt of all compensation and benefits due through the Termination Date as a result of services performed for the Company, except as provided in this Agreement; (ii) Employee has reported to the Company any and all work-related injuries incurred during employment; and (iii) the Company properly provided any leave of absence because of Employee’s or a family member’s health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

2.      Consideration. Pursuant to Section 8(b) of the Employment Agreement, and subject to the conditions set forth in Section 8(f) of the Employment Agreement, the Company will provide Employee the following benefits upon expiration of the revocation period set forth in Paragraph 9 of this Agreement:

A.

Severance pay in the total gross amount of $428,645.00, to be paid as salary continuation (the “Severance Benefit”). The Severance Benefit shall be allocated over a fifty-two (52) week period beginning after the Termination Date and payable in the form of substantially equal monthly payments made over this fifty- two (52) week period (subject to the payment timing and method set forth in this paragraph). The first installment shall be paid commencing on the first regular payroll date of the Company that occurs more than 60 days after the Termination Date (and including any installment that would have otherwise been paid on regular payroll dates during the period of 60 days following the Termination Date).

B.

In the event of a payout of an annual bonus to senior leadership team members under the 2017 Short Term Incentive Plan (“STIP”), an amount equal to a pro-rata portion of the Employee’s 2017 STIP based upon the Termination Date, calculated and paid in accordance with Section 8(b)(iii) of the Employment Agreement.

C.

If Employee elects COBRA, the Company will pay a portion of the COBRA premiums for medical and dental coverage, equal to the portion the Company pays for active employees at the same coverage level, for up to twelve (12) months. Employee is responsible for the Employee portion of such coverage and for any COBRA premiums following twelve (12) months.

D.	Outplacement Benefits. The Company will provide Employee with outplacement benefits for six (6) months through Challenger, Gray & Christmas.

The Company will apply standard tax and other applicable withholdings to payments made to Employee. Employee agrees that the consideration the Company will provide includes amounts in addition to anything of value to which Employee already is entitled. The Company also will pay Employee accrued but unused vacation regardless of whether Employee signs this Agreement.

3.      Full and Final Release. In consideration of the benefits provided by the Company, Employee, for Employee personally and Employee’s heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges the Company and its affiliates, as well as their respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Released Parties”), of and from all claims, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, as a result of actions or omissions occurring through the date Employee signs this Agreement. Specifically included in this waiver and release are, among other things, any and all claims of alleged employment discrimination and retaliation prohibited by Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), including the amendments provided by the Older Workers Benefits Protection Act (“OWBPA”), and any other federal, state or local statute, rule, ordinance, or regulation, as well as any claims under common law for tort, contract, and wrongful discharge. Employee is releasing all rights under section 1542 of the California Civil Code. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee consciously intends these consequences even as to claims for damages that may exist as of the date this Agreement is executed that Employee does not know exists and which if known, would materially affect Employee’s decision to execute this Agreement, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

4.      Exceptions to the Release. The above release does not waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after Employee signs this Agreement, and (iv) which cannot be released by private agreement. Employee understands that nothing in this Agreement (a) limits or affects Employee’s right to challenge the validity of this Release under the ADEA or the OWBPA or (b) prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or (c) prevents Employee from exercising Employee’s rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement, Employee is waiving his right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on his behalf by any third party, except for any right Employee may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

5.      Proprietary Information. Employee acknowledges access to and receipt of confidential business and proprietary information regarding the Company and its affiliates while working. Employee agrees not to make any such information known to any member of the public. Employee further agrees to return to the Company prior to the Termination Date all confidential and proprietary information and all other Company property, as well as all copies or excerpts of any property, files or documents obtained as a result of employment with the Company, except those items that the Company specifically agrees in writing to permit Employee to retain.

6.      Continuing Obligations. Employee acknowledges and affirms his Continuing Obligations under the Employment Agreement (including without limitation non-interference, non-solicitation, confidentiality, assignment of intellectual property, non-disparagement and cooperation) and represents that he intends to fully comply with the Continuing Obligations. Employee understands that his compliance with the Continuing Obligations is a condition for receipt of the consideration described in Paragraph 2 above.

7.      Confidentiality of this Agreement. The nature and terms of this Agreement are strictly confidential and they have not been and shall not be disclosed by Employee at any time to any person other than Employee’s lawyer or accountant, a governmental agency, or Employee’s immediate family without the prior written consent of an officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company.

8.      Non-Admission. This Agreement shall not be construed as an admission by the Company of any liability or acts of wrongdoing or unlawful discrimination, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.

9.      Advice of Counsel, Consideration and Revocation Periods, Other Information. The Company advises Employee to consult with an attorney prior to signing this Agreement. Employee has 21 days to consider whether to sign this Agreement (the “Consideration Period”), not counting the day on which he received this Agreement. Employee must return this signed Agreement to the Company’s representative set forth below within the Consideration Period but not prior to the Termination Date. If Employee signs and returns this Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms. Additionally, Employee shall have fifteen (15) days from the date of the signing of this Agreement to revoke this Agreement by delivering a written notice of revocation within the fifteen (15)-day revocation period to Jeff Gough, SunOpta, 7301 Ohms Lane, Suite 600, Edina, MN 55439. If the revocation period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. This Agreement will become effective on the sixteenth (16th) day after Employee signs this Agreement provided Employee does not revoke this Agreement. Any modification or alteration of any terms of this Agreement by Employee voids this Agreement in its entirety. Employee agrees with the Company that changes, whether material or immaterial, do not restart the running of the Consideration Period. Employee knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

10.      General Provisions. This Agreement, the Continuing Obligations of the Employment Agreement, and any qualified employee benefit plans in which Employee is currently a participant set forth the entire agreement between the parties relating to the separation of his employment. Employee is not relying on any other agreements or oral representations not fully addressed in this Agreement. Any prior agreements between or directly involving Employee and the Company are superseded by this Agreement, except that any prior agreements related to inventions, business ideas, confidentiality of corporate information, and non-competition, and any agreements relating to the Company’s purchase of Sunrise Holdings (Delaware), Inc., remain intact and in full force and effect. In the event of any conflict between the terms of this Agreement and the Company’s severance plan, the provisions of this Agreement shall prevail. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.

Date: 8/25/17	Jeff Gough SunOpta 7301 Ohms Lane, Ste 600 Edina, MN 55439	/s/ Jeff Gough Signature

Employee has read and understood this Agreement, signs this Agreement knowing he is waiving valuable rights, and acknowledges that this Agreement is final and binding.

Date: 8/22/17 Not valid if signed before Termination Date	Edward Haft Edward Haft	/s/ Edward Haft Signature